                                                                      Exhibit 23



                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-34642) pertaining to the Amended and Restated Advanced Lighting Technologies, Inc. 1995 Incentive Award Plan, in the Registration Statement (Form S-8 No. 333-22159 ) pertaining to the Advanced Lighting Technologies, Inc. Employee Stock Purchase Plan, in the Registration Statement (Form S-8 No. 333-61222) pertaining to the Advanced Lighting Technologies, Inc. 2001 Employee Stock Purchase Plan, in the Registration Statements (Form S-8 Nos. 333-45689 and 333-69641) pertaining to the Amended and Restated Advanced Lighting Technologies, Inc. 1998 Incentive Award Plan, in the Registration Statement (Form S-8 No. 333-45695) pertaining to the Advanced Lighting Technologies, Inc. 1997 Billion Dollar Market Capitalization Incentive Award Plan, in the Registration Statement (Form S-3 No. 333-58613) pertaining to the Company's securities and securities of ADLT Trust I and in the Registration Statement (Form S-4 No. 333-58621) pertaining to the Company's securities of our report dated September 16, 2002 (except for the first paragraph of Note B, as to which the date is October 10, 2002), with respect to the consolidated financial statements of Advanced Lighting Technologies, Inc. as of June 30, 2002 and 2001, and for each of the three years in the period ended June 30, 2002, included in this Annual Report (Form 10-K) for the year ended June 30, 2002.


                                                   /s/ Grant Thornton LLP



Cleveland, Ohio
October 10, 2002